Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), LISA A. CONTE, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). LISA A. CONTE MAY BE REACHED AT TELEPHONE NUMBER (415) 516-2732.

SECURED PROMISSORY NOTE

Effective Date: November 12, 2025	U.S. $10,810,000.00

FOR VALUE RECEIVED, JAGUAR HEALTH, INC., a Delaware corporation (“Borrower”), promises to pay to STREETERVILLE CAPITAL, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $10,810,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is thirty-six (36) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of eight percent (8.00%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily, and shall be payable in accordance with the terms of this Note. This Secured Promissory Note (this “Note”) is issued and made effective as of November 12, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated November 12, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an original issue discount of $800,000.00 (the “OID”). In addition, Borrower agrees to pay $10,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring, and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and Transaction Expense Amount are both included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Purchase Price Date. The purchase price for this Note shall be $10,000,000.00 (the “Purchase Price”), computed as follows: $10,810,000.00 original principal balance, less the OID, less the Transaction Expense Amount.

1. Payment; Prepayment; Mandatory Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may prepay all or any portion of this Note at any time after the Closing Date without penalty or premium.

1.3. Mandatory Prepayment. Each time Borrower or any of its subsidiaries, in one or more related or unrelated transactions, effect, enter into, commit to, or permit any IP Transaction, it will be required to make a mandatory prepayment hereunder in an amount equal to the lesser of (a) the amount of the Outstanding Balance due under this Note as of the date of the applicable IP Transaction and (b) twenty-five prevent (25.00%) of the Upfront Licensing Fees received in the applicable IP Transaction. Any such mandatory prepayment shall be made within three (3) days following Borrower’s receipt of the proceeds from the applicable IP Transaction. For the avoidance of doubt, Borrower’s obligation to make a prepayment under this Section 1.3 applies regardless of whether the applicable IP Transaction meets the threshold of Company IP.

2. [Reserved.]

3. Security. This Note is secured by the DACA, the Deposit Account (as defined in the Purchase Agreement), and the Pledge Agreement (as defined in the Purchase Agreement), and guaranteed by the Guaranty (as defined in the Purchase Agreement). Borrower acknowledges and agrees that Lender is authorized to send a Lender Instruction Notice (as defined in the DACA) to the Bank (as defined in the DACA) directing the disposition of the funds held in the Deposit Account: (a) upon the occurrence of a Trigger Event (as defined below); or (b) upon Lender’s receipt of a notice from Borrower pursuant to Section 4(vii) of the Purchase Agreement (or otherwise becoming aware of such an action described therein) if Lender believes in its sole discretion that the funds in the Deposit Account are threatened by the action described in the notice. Upon sending a Lender Instruction Notice, Lender will have the right, without further notice or demand, to apply all or any portion of the funds held in the Deposit Account to the Outstanding Balance.

4. Redemptions. Beginning on the twelve (12) month anniversary of the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to $600,000.00 plus accrued interest (such amount, the “Redemption Amount”) per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). For the avoidance of doubt, Lender may submit to Borrower no more than three (3) Redemption Notices in any given calendar month. Upon receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount to Lender in cash within two (2) Trading Days.

5. Trigger Events; Defaults; Remedies.

5.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder, and such failure continues for one (1) Trading Day after the original due date; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) calendar days or shall not be dismissed or discharged within sixty (60) calendar days; (c) [Reserved]; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against

Borrower, which is not dismissed or discharged within sixty (60) calendar days; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 5.1 and Section 4 of the Purchase Agreement; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Common Shares without twenty (20) Trading Days prior written notice to Lender (other than such splits effectuated to remain listed with Nasdaq); (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Lender; (m) Borrower fails to be DWAC eligible for a period of five (5) Trading Days; (n) Borrower fails to maintain the listing of its common stock on a national securities exchange or quotation on OTCQX or OTCQB; (o) Borrower becomes contractually restricted from issuing shares to Lender; and (p) Borrower breaches any covenant or other term or condition contained in any Other Agreements.

5.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

5.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure such Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

5.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 5.1(b) - 5.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18.00%) per annum simple interest or the maximum rate permitted under applicable law (“Default Interest”). In connection with the acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest, or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder, and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 5.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

6. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation (except as may be limited by applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights) of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

7. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED, AND AGREED:

LENDER:

STREETERVILLE CAPITAL, LLC

By:	/s/ John Fife
John Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, par value $0.0001 per share.

A2. “Company IP” means all or substantially all intellectual property and related rights owned by, licensed to, used by, or otherwise controlled (including with rights to grant sublicenses) by Borrower or any subsidiary, now or hereafter existing, wherever located, together with all proceeds. Without limitation, Company IP includes all intellectual property of Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), including Napo’s rights relating to the pharmaceutical drug crofelemer (a.k.a. “Mytesi” and “Fulyzaq”) and all related inventions, know-how, data, and regulatory assets.

A3. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares or preferred stock, other than an increase in the number of authorized shares of Borrower’s Common Shares or preferred stock, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of the subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A4. “IP Transaction” means any transaction, agreement or arrangement (including any definitive agreement, binding term sheet or letter of intent), whether or not in the ordinary course, pursuant to which Borrower or any subsidiary: (a) sells, assigns, transfers, conveys, grants an option or other right with respect to, licenses or sublicenses (whether exclusive, co-exclusive, sole or non-exclusive), franchises, or otherwise disposes of any Company IP; (b) places or permits any lien, security interest or encumbrance on any Company IP (as defined in this Attachment 1), or sells/assigns/monetizes any royalty, milestone, revenue or other economic interest derived therefrom; (c) contributes, drops down, spins out, or otherwise transfers any Company IP to any joint venture, affiliate or other entity, or effects any restructuring that segregates or disposes of Company IP; (d) abandons, disclaims, fails to maintain, prosecute or enforce any Company IP, or settles any dispute in a manner that grants or recognizes rights in, or restricts use or enforcement of, Company IP; or (e) transfers, assigns, or grants rights of reference or access to any regulatory assets relating to Company IP. For avoidance of doubt, intra-group transfers of Company IP (including among subsidiaries or affiliates) and any IP Transaction by operation of law (including in any insolvency or similar proceeding) are IP Transactions.

A5. “Upfront Licensing Fees” mean cash payments received up front as proceeds of an IP Transaction, including any licensing fees, royalty payments, and milestone payments from licensees and/or distributors, but excluding any payments that constitute reimbursements for clinical trial expenses to be incurred in the future.

A6. “Major Trigger Event” means any Trigger Event occurring under Sections 5.1(a) - 5.1(h).

A7. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A8. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A9. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A10. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the Transaction Expense Amount, the OID, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A11. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A12. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Common Shares) is open for trading.

A13. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15.00%) for each occurrence of any Major Trigger Event, or (b) five percent (5.00%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events.